SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
             SECURITIES EXCHANGE ACT OF 1934 (Amendment No._______)*

                           COSINE COMMUNICATIONS, INC.
                                (Name of Issuer)

                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE

                         (Title of Class of Securities)

                                    221222607
                                 (CUSIP Number)

                                 August 4, 2005
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 221222607                                                PAGE 2 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Empyrean Capital Partners, LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           760,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           760,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           760,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           7.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                                PAGE 3 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Empyrean Capital, LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           760,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           760,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           760,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           7.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                                PAGE 4 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Empyrean Associates, LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           265,208
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           265,208
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           265,208
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           2.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                                PAGE 5 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Empyrean Capital Fund, LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           265,208
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           265,208
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           265,208
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           2.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                                PAGE 6 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Empyrean Capital Overseas Fund, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           444,617
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           444,617
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           444,617
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           4.4%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                                PAGE 7 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Empyrean Capital Overseas Benefit Plan Fund, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           50,175
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           50,175
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           50,175
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES               [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                                PAGE 8 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Amos Meron
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States & Israel
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           760,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           760,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           760,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           7.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                                PAGE 9 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael Price
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           760,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           760,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           760,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           7.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                               PAGE 10 OF 20


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott Imbach
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a)  [ ]
                                                            (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           760,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           760,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           760,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           7.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 221222607                                               PAGE 11 OF 20


ITEM 1(a).   NAME OF ISSUER:

         CoSine Communications, Inc. (the "Company")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         560 SOUTH WINCHESTER BOULEVARD
         SUITE 500
         SAN JOSE, CA 95128

ITEM 2(a).   NAME OF PERSON FILING:

     This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) Empyrean Capital Fund, LP ("ECF"), a Delaware limited partnership;

         (ii) Empyrean Capital Overseas Fund, Ltd. ("ECOF"), a Cayman Islands corporation;

        (iii) Empyrean Capital Overseas Benefit Plan Fund, Ltd. ("ECOBPF"), a Cayman Islands corporation;

         (iv) Empyrean Capital Partners, LP ("ECP"), a Delaware limited partnership, which is the investment manager of ECF, ECOF and ECOBPF;

          (v) Empyrean Capital, LLC ("EC"), a Delaware limited liability company and the general partner of ECP; and

         (vi) Empyrean Associates, LLC ("EA"), a Delaware limited liability company and the general partner of ECF; and

        (vii)  Messrs. Amos Meron, Michael Price and Scott Imbach
               (collectively, the "Principals"), who are the sole managing members of EC and EA.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90667.

ITEM 2(c).   CITIZENSHIP:

          (i)  ECF - a Delaware limited partnership

         (ii)  ECOF - a Cayman Island corporation

        (iii)  ECOBPF - a Cayman Island corporation

         (iv)  ECP - a Delaware limited partnership

Schedule 13G
CUSIP No. 221222607                                               PAGE 12 OF 20


          (v)  EA - a Delaware limited liability company

         (vi)  EC - a Delaware limited liability company

        (vii)  Amos Meron - United States & Israel

       (viii)  Michael Price - United States

         (ix)  Scott Imbach - United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.0001 PAR VALUE PER SHARE

ITEM 2(e).   CUSIP NUMBER:

               221222607

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act;

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)  [ ] Parent Holding Company, in accordance with
                   Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

     The Principals may be deemed to beneficially own an aggregate of 760,000 Shares as a result of their voting and dispositive power over the 760,000 Shares beneficially owned by ECF, ECOF and ECOBPF. As such, the Principals may be deemed to control ECF, ECOF and ECOBPF and therefore may be deemed to be the beneficial owner of the securities reported in this Schedule 13G.

     EC may be deemed to beneficially own an aggregate of 760,000 Shares as a result of its voting and dispositive power over the 760,000 Shares beneficially owned by ECF, ECOF and ECOBPF. As such, EC may be deemed to control ECF, ECOF and ECOBPF and therefore may be deemed to be the beneficial owner of the securities reported in this Schedule 13G.

     ECP may be deemed to beneficially own an aggregate of 760,000 Shares as a result of its voting and dispositive power over the 760,000 Shares beneficially owned by ECF, ECOF and ECOBPF. As such, ECP may be deemed to control ECF, ECOF and ECOBPF and therefore may be deemed to be the beneficial owner of the securities reported in this Schedule 13G.

     EA may be deemed to beneficially own an aggregate of 265,208 Shares as a result of its voting and dispositive power over the 265,208 Shares beneficially owned by ECF.

     A.   ECP

          (a)  Amount beneficially owned: 760,000

          (b)  Percent of class: 7.5%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 760,000

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    760,000

     B.   EC

          (a)  Amount beneficially owned: 760,000

          (b)  Percent of class: 7.5%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 760,000

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    760,000

Schedule 13G
CUSIP No. 221222607                                               PAGE 14 OF 20


     C.   EA

          (a)  Amount beneficially owned: 265,208

          (b)  Percent of class: 2.6%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 265,208

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    265,208

     D.   ECF

          (a)  Amount beneficially owned: 265,208

          (b)  Percent of class: 2.6%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 265,208

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    265,208

     E.   ECOF

          (a)  Amount beneficially owned: 444,617

          (b)  Percent of class: 4.4%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 444,617

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    444,617

     F.   ECOBPF

          (a)  Amount beneficially owned: 50,175

          (b)  Percent of class: 0.5%.

Schedule 13G
CUSIP No. 221222607                                               PAGE 15 OF 20


          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 50,175

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 50,175

     G.   Amos Meron

          (a)  Amount beneficially owned: 760,000

          (b)  Percent of class: 7.5%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 760,000

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    760,000

     H.   Michael Price

          (a)  Amount beneficially owned: 760,000

          (b)  Percent of class: 7.5%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 760,000

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    760,000

     I.   Scott Imbach

          (a)  Amount beneficially owned: 760,000

          (b)  Percent of class: 7.5%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 221222607                                               PAGE 16 OF 20


              (ii)  shared power to vote or to direct the vote: 760,000

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    760,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The partners, members or stockholders of each of the Reporting Persons, other than the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim beneficial ownership in the securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION. (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 221222607                                               PAGE 17 OF 20


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  August 15, 2005                   EMPYREAN CAPITAL PARTNERS, LP
                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL FUND, LP
                                          By: Empyrean Capital Partners, LP,
                                              its Investment Manager
                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL OVERSEAS FUND, LTD.
                                          By: Empyrean Capital Partners, LP,
                                              its Investment Manager
                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL OVERSEAS
                                          BENEFIT PLAN FUND, LTD.
                                          By: Empyrean Capital Partners, LP,
                                              its Investment Manager
                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

Schedule 13G
CUSIP No. 221222607                                               PAGE 18 OF 20


                                          EMPYREAN ASSOCIATES, LLC

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL, LLC

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          /s/ AMOS MERON
                                          --------------------------------------
                                          Amos Meron

                                          /s/ MICHAEL PRICE
                                          --------------------------------------
                                          Michael Price

                                          /s/ SCOTT IMBACH
                                          --------------------------------------
                                          Scott Imbach

Schedule 13G
CUSIP No. 221222607                                               PAGE 19 OF 20


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  August 15, 2005                   EMPYREAN CAPITAL PARTNERS, LP
                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL FUND, LP
                                          By: Empyrean Capital Partners, LP,
                                              its Investment Manager
                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL OVERSEAS FUND, LTD.
                                          By: Empyrean Capital Partners, LP,
                                              its Investment Manager
                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL OVERSEAS
                                          BENEFIT PLAN FUND, LTD.
                                          By: Empyrean Capital Partners, LP,
                                              its Investment Manager

Schedule 13G
CUSIP No. 221222607                                               PAGE 20 OF 20


                                          By: Empyrean Capital, LLC, its General
                                              Partner

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN ASSOCIATES, LLC

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          EMPYREAN CAPITAL, LLC

                                          By: /s/ ANTHONY HYNES
                                              ----------------------------------
                                          Name:  Anthony Hynes
                                          Title: Authorized Signatory

                                          /s/ AMOS MERON
                                          --------------------------------------
                                          Amos Meron

                                          /s/ MICHAEL PRICE
                                          --------------------------------------
                                          Michael Price

                                          /s/ SCOTT IMBACH
                                          --------------------------------------
                                          Scott Imbach